Exhibit 10.1

CONSULTING AGREEMENT

Parties:	Tasty Fries, Inc.	(Hereinafter “the Company”)
P.O. Box 975
Blue Bell, Pa 19422

	Edward C. Kelly, Sr.	(Hereinafter “Kelly)
1060 Appleby Court
Blue Bell, Pa 19422

Purpose:
The Company wishes to provide for the continued services of Kelly as a Consultant. Kelly has unlimited knowledge of the Tasty Fries, Inc. French fry machine. He will be instrumental in bringing the product into full scale production.
Kelly will also direct the Companies engineering and manufacturing effort and wishes to continue to be employed by Tasty Fries, Inc. on the terms and conditions and for the consideration set forth in this Consulting Agreement.

Date:	November 1, 2007

The parties agree:

1.
Kelly’s contribution to Tasty Fries over the past 13 years has made him an expert in the field of dehydrated potatoes, extrusion and shaping of food products. He is the original inventor of the Tasty Fries French fry vending machine and was awarded a United States Patent (# 5,537,915) in July 1996. In addition to his engineering skills, he has vast experience in the design and automation of food delivery systems. Kelly owned and operated a manufacturing/assembly company for 20 years. Tasty Fries is bringing its French fry vending machine to full scale production, Kelly’s experience and expertise in this area will prove invaluable to the success of Tasty Fries. Kelly has agreed to engineer and develop ancillary products for the Company and to introduce new and unique design features to keep the vending machine current with industry demands.

2.
The term of this Consultant Agreement shall be for a period of five years from the date of execution. Thereafter, if this Consultant Agreement is not terminated in writing by either party 90 days prior to the end of the term it shall be automatically renewed in additional two (2) year terms.

3.
In consideration of the premises and covenants hereinafter contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, fully intending to be legally bound hereby, agree as follows.

4.
COMPENSATION

In consideration for the services performed by Kelly, Tasty Fries agrees to pay Kelly a consulting fee of $12,500.00 per month. Payments to be paid on the first day of each consecutive month for the term set forth. Kelly may elect to have his Consultant fee paid in Company common stock at the price per share established by the closing bid of TFRY on the first business day of each month. Kelly shall be entitled to receive reimbursement for all expenses incurred and substantiated by him in connection with the performance of his duties and in, furtherance of the business of the Company.

5.
ROYALTY ON FRENCH FRY VENDING MACHINES

In consideration for his services in designing and engineering the Company’s French fry vending machine, the Company hereby grants Kelly a royalty of Two Hundred Fifty ($250.00) dollars for a period of twenty five (25) years for each French fry machine manufactured by or on behalf of the Company, which machine is sold, leased or Company commercially operated, which term shall commence upon the Company’s first sale, lease or commercial operation. The royalty shall be paid to Kelly the earlier of ten (10) business days from the date the Company receives payment in full for each such machine. Kelly’s right to receive royalties shall survive the termination of this Consulting Agreement.

6.
STOCK PURCHASE RIGHTS

In order to insure Kelly’s continued enthusiasm to design and engineer new products utilizing the French fry vending machines patented technology for the benefit of the Company, Kelly is hereby granted the right , in accordance with all applicable laws and regulations, including but not limited to the Securities and Exchange Act, as amended, to acquire up to one million (1,000,000) shares of the Company’s Common Stock for each full year of Consulting Service with the Company, commencing with the year beginning November 1, 2007. The acquisition price of such stock shall be the closing bid price of the stock on November 1, (or the closest business day thereto) of each such full year. Kelly is granted the right to exercise this option at any time up to ten (10) years from the date his right to acquire stock vests. Kelly’s right to purchase stock pursuant to this provision shall survive the termination of this Consulting Agreement.

7.
ACCELERATION OF FEES

Upon the occurrence of any reclassification by Tasty Fries of its common stock, or any capital reorganization of Tasty Fries or any consolidation or merger of Tasty Fries with or into another entity, or sale, transfer or other disposition by Tasty Fries of its property , assets and business as an entirety or substantially as an entirety, or the liquidation, dissolution or winding up of Tasty Fries (each such occurrence, an “Extraordinary Event”), or the cancellation of this Consulting Agreement, all amounts payable to Mega Consultants, LLP as consulting fees shall be immediately due and payable.

8.
NON DISCLOSURE OF CONFIDENTIAL INFORMATION

Kelly covenants and agrees that so long as this Consulting Agreement is in effect, and at all times following the termination of this Consulting Agreement, he will not, without the prior written consent of the Company, either directly or indirectly, knowingly transmit to any person, concern or entity any Confidential Information which Kelly should reasonably know should be kept confidential. As used herein “Confidential Information” shall mean any information not generally known or disclosed to the trade or public concerning the business of Tasty Fries, including but not limited to the names and addresses of any of the customers or suppliers of services (or types of services provided), any matters pertaining to the Company’s French fry vending machine, the personnel assignments and policies of the Company and matters concerning the financial affairs and management of the Company and its affiliates.

9.
GOVERNING LAW AND VENUE

This Agreement and the rights of the parties hereunder shall be interpreted in accordance with the laws of the state of Pennsylvania. Kelly and the Company agree that the sole and exclusive venue for any action brought hereunder shall be Philadelphia, Pennsylvania.

10.
SEVERABILITY

The invalidity or unenforceability of any provision of this Agreement in a particular respect shall not effect the validity and enforceability of any other provision of this Agreement or of the same provision in any other respect.

IN WITNESS WHEREOF, The parties hereto have caused this Consulting Agreementto be executed as of the date first set forth above.

TASTY FRIES, INC.	MEGA CONSULTANTS, LLC

/s/ Jurgen Wolf	/s/ Edward C. Kelly, Sr.
Jurgen Wolf	Edward C. Kelly, Sr.
President and CEO	President and CEO